102 South Main Street

Greenville, SC 29601

864.421.1068

The South Financial Group Receives NASDAQ Notice of Minimum

Bid Price Non-Compliance

GREENVILLE, SC – December 10, 2009 – The South Financial Group, Inc. (NASDAQ: TSFG) today announced that, as a result of its trading price over a recent consecutive 30 business day period, on December 4, 2009 it received a letter from The NASDAQ Stock Market relating to the Company’s non-compliance with Rule 5450(a)(1) of the NASDAQ Marketplace Rules. Under NASDAQ Marketplace Rule 5450(a)(1), all companies with their primary equity securities listed on The NASDAQ Global Select Market are required to maintain a minimum bid price of $1.00 per share for continued listing. Because the Company’s stock price was less than the $1.00 bid price for a period of 30 consecutive business days, the Company received the notice required under NASDAQ Marketplace Rule 5810 notifying the Company of its non-compliance with such minimum bid price requirements.

The NASDAQ notification letter has no effect on the listing of the Company's common stock at this time, and its common stock will continue to trade on The NASDAQ Global Select Market under the symbol "TSFG." In accordance with NASDAQ listing rules, the Company has a 180 calendar day grace period, or until June 2, 2010, to comply with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common shares must meet or exceed $1.00 per share for at least ten consecutive business days prior to June 2, 2010. If the Company does not regain compliance with the minimum bid price rule by June 2, 2010, NASDAQ will again provide written notification that the Company’s securities are subject to potential delisting. At that time, the Company may appeal the delisting determination to a NASDAQ Hearings Panel. Alternatively, the Company could be eligible for an additional grace period of 180 calendar days if it applies to transfer the listing of its common shares to The NASDAQ Capital Market and satisfies all criteria for initial listing on The NASDAQ Capital Market other than the minimum bid price requirement.

The Company intends to actively monitor the bid price for its common stock, and will consider various options to resolve the deficiency and comply with the NASDAQ minimum bid price requirement.

General Information

The South Financial Group is a bank holding company focused on serving small businesses, middle market companies, and retail customers in the Carolinas and Florida. At September 30, 2009, it had approximately $12.3 billion in total assets and 177 branch offices. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South

Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At September 30, 2009, approximately 45% of TSFG’s total customer deposits were in South Carolina, 43% were in Florida, and 12% were in North Carolina. Investor information is available at www.thesouthgroup.com.

CONTACT:

James R. Gordon, Senior EVP & Chief Financial Officer (864) 552-9050

Mary M. Gentry, EVP – Investor Relations (864) 421-1068

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